Volato Delivers Third Consecutive Quarterly Profit with Q3 Net Income of $7.1 million and Diluted Net Income Per Share of $1.26

Stockholders’ Equity of $4.1M Positions Company to Regain NYSE American Compliance

Debt reduction to $9.5M Meets Closing Condition for Merger with M2i Global

Atlanta, GA – November 13, 2025 – Volato Group, Inc. (NYSE American: SOAR) ("Volato" or the "Company") today announced financial results for the quarter ended September 30, 2025, reporting its third consecutive quarterly profit, continued liability reductions, and continued progress on the achievement of milestones toward its planned merger with M2i Global, Inc. (OTC: MTWO) (“M2i Global”).

Volato generated $0.4 million in revenue and $7.1 million in net income ($1.26 per diluted share) in Q3 2025. Net income in the quarter primarily reflects negotiated settlements and liability expirations. Year-to-date, Volato generated $50.7 million in revenue and $11.2 million in net income ($2.46 per diluted share), driven primarily by aircraft sales effected during 2025. Driven by disciplined cash management, negotiated creditor settlements and liability expirations, total liabilities declined from $20.1 million as of June 30, 2025, to $9.5 million as of September 30, 2025, meeting the closing condition for the pending all‑stock merger with M2i Global. As of September 30, 2025, stockholders’ equity was $4.1 million; the Company believes this satisfies NYSE American’s $4.0 million continued listing standard, pending exchange confirmation.

Continued Focus on Financial Discipline
Volato retired an additional $10.6 million of liabilities during the quarter through cash management and negotiated creditor settlements and liability expirations—bringing the year‑to‑date reduction to $53.1 million or 85 percent. The debt reduction in Q3 2025 allows the Company to meet the $10 million or less closing condition for the planned merger with M2i Global and better positions the Company to invest in high‑return growth initiatives.

“The financial work we did—settlements, cost controls, and a tighter operating cadence—positions us well for day-one execution with M2i,” said Mark Heinen, Chief Financial Officer. “That discipline reduced liabilities to $9.5 million, meeting a key merger closing condition, and improved stockholders’ equity to $4.1 million, which we believe satisfies the NYSE American continued listing standard, pending exchange confirmation.”

“Our results reflect a simpler, stronger Volato— leaner costs, a healthier balance sheet, and better focus on the platforms that help customers decide and act with confidence," said Matt Liotta, Chief Executive Officer. "Meeting the merger closing condition on liabilities lets us focus on planned integration and on scaling the platforms that drive long-term value."

Third Quarter 2025 Financial Highlights

•Total revenue of $0.4 million
•Gross profit of $0.3 million
•Net income of $7.1 million, versus a net loss of $4.4 million in Q3 2024
•Net income per diluted share of $1.26 compared to net loss per diluted share of $3.76 in Q3 2024
•$10.6 million reduction in total liabilities during the quarter

Year-to-Date 2025 Financial Highlights

•Total revenue of $50.7 million
•Gross profit of $8.5 million
•Net income of $11.2 million, versus a net loss of $38.7 million in the prior year
•Net income per diluted share of $2.46 compared to net loss per diluted share of $32.89 in the prior year
•$53.1 million reduction in total liabilities during the year

Progress on M2i Merger
•Liability condition met: Volato reduced total liabilities to $9.5 million, satisfying a key merger closing condition related to indebtedness.
•Regulatory path: Volato’s stockholder vote will be scheduled after the SEC review of the registration statement is completed.
•Integration readiness: Joint integration team has day-one plans in place, prioritizing cost discipline, systems alignment, and customer continuity.
•Operating status: Applying its proven enterprise-software expertise, Volato has developed and is preparing to pilot the secure technology backbone that will support critical mineral traceability, contracting, and compliance across the United States and allied nations.

Outlook and Operational Momentum
Management is focused on a simpler cost structure, disciplined pricing, and high-margin activity. With stockholders’ equity of approximately $4.1 million, the Company believes it has regained NYSE American equity compliance, subject to exchange confirmation.

The Company is prioritizing cash generation and balance-sheet strength—maintaining operating discipline, managing working capital tightly, and evaluating growth investments against clear return thresholds.

Operationally, Volato remains focused on service reliability and customer retention, while advancing day-one integration plans in preparation for the pending merger with M2i Global.

The full quarterly report is available in the Company’s Form 10-Q filed with the SEC today.
For more information, please visit www.flyvolato.com or contact investors@flyvolato.com.

About Volato

Volato Group, Inc. (NYSE American: SOAR) is a technology company focused on building scalable software and data solutions that improve the reliability and intelligence of high-stakes business decisions. The company’s Parslee Document Intelligence platform enhances the performance of leading large language models (LLMs) by adding deterministic structure and auditability to complex documents such as contracts and SEC filings. Through its pending acquisition of M2i Global, Volato is expanding into the critical minerals sector—leveraging its software expertise to bring greater transparency, traceability, and operational intelligence to supply chains essential for U.S. national security and advanced technologies. For more information visit www.flyvolato.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management or the Board’s current expectations or predictions of future conditions, events, or results. All statements that address operating performance, events, or developments that may occur in the future are forward-looking statements, including statements regarding the challenges associated with executing our growth strategy, including expected deliveries of aircraft and related sales, and developing, marketing and consistently delivering high-quality services that meet customer expectations. All forward-looking statements speak only as of the date they are made and reflect the Company’s good faith beliefs, assumptions, and expectations, but they are not guarantees of future performance or events. Furthermore, Volato disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond Volato’s control, that are described in Volato’s periodic reports filed with the SEC including its Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2024, and other factors that Volato may describe from time to time in other filings with the SEC. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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